Exhibit 99.1

November 23, 2010

Dear Shareholder:

It is at this time of year that our board of directors regularly declares our year end dividend.  At our regular November board meeting, that decision was deferred until I had time to give you an update on our financial performance.  Our earnings for 2010 will likely be less than they were in 2009, a year in which we exceeded the performance of 80% of similar Illinois banks. We continue to address problem real estate loans, as almost all banks have, with declining collateral values and increasing borrowers who cannot pay their debts when due because of the effects of the ongoing recession. Our loan charge-offs and additions to our loan loss reserve continue to hamper earnings.  In this regard, we are in the same boat with the rest of the industry.  We regularly re-appraise and re-assess our real estate and real estate backed loans for proper valuation.

In the meantime, two significant regulatory actions have taken place in 2010: the new financial overhaul legislation, called the Dodd-Frank Act, and the Basel Committee on international banking accords. We await the detailed regulations to implement new standards, but one single issue is clear: as an industry banks generally will need more capital.  I have previously anticipated these new requirements in my letters regarding dividends and in our annual reports.  We have concluded that the target level of “tier one” capital (basically shareholder common equity) for us is now 9%, up from the 8% we targeted in our 2008 capital policy, and up from the 8% level where we are today.  One method to raise our capital is to retain more earnings instead of distributing them in the form of a taxable dividend.   As I previously informed you, a vast majority of all banks have curtailed or eliminated their dividends in the current recession, and we were no exception, having switched to a variable dividend policy in the fall of 2008, in anticipation of higher capital requirements.

At our November board meeting, a motion was made but not brought up for a vote to pay a dividend of $.26 per share for our year end dividend. This decision cannot be finalized until we complete reviews of some of our real estate-backed assets, and may be lower depending on financial changes for the rest of the year. We are pleased to be in a status that permits us to improve our capital while still paying a dividend during what continues to be a terrible market for banks and bank stocks. At the time our dividend decision becomes final, we will issue a press release to that effect and will advise you further. In the meantime, please feel free to contact me directly if you have any questions or comments.

Very Truly Yours,

/s/ Joachim J. Brown

Joachim J. Brown
President/CEO